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                                                                    Exhibit 23.2


                        CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3 No. 333-_____) and related Prospectus of Mace Security International, Inc. for the registration of up to 3,285,405 shares of its common stock and to the incorporation by reference therein of our report dated December 16, 1999 with respect to the consolidated financial statements of Mace Security International, Inc. as of December 31, 1998 and for the year then ended included in Mace Security International, Inc.'s Form 10-KSB for the year ended December 31, 1999 filed with the Securities and Exchange Commission



                                          /s/ ERNST & YOUNG LLP
Philadelphia, Pennsylvania
April 7, 2000